YOUR VOTE IS IMPORTANT. Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the Sylvan Learning Systems, Inc. Annual Meeting.



                                    SYLVAN
                            ---------------------
                            LEARNING SYSTEMS, INC.



                         SYLVAN LEARNING SYSTEMS, INC.
                             1000 Lancaster Street
                           Baltimore, Maryland 21202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 July 18, 2000

To the Stockholders of Sylvan Learning Systems, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Sylvan Learning Systems, Inc. ("Sylvan" or the "Company") will be held at the Hyatt Regency Baltimore, On the Inner Harbor, 300 Light Street, Baltimore, Maryland 21202, on July 18, 2000 at 10:00 a.m. for the following purposes:

     I.   To elect three directors of the Company.

     II. To ratify the selection of Ernst & Young LLP as the independent auditors of Sylvan for the fiscal year ending December 31, 2000.

     III. To transact such other business as may properly come before the meeting.

     Accompanying this notice is a Proxy Card and Proxy Statement and a copy of Sylvan's Annual Report for the year ended December 31, 1999. Whether or not you expect to be present at the Annual Meeting, please sign and date the Proxy Card and return it in the enclosed envelope provided for that purpose prior to the date of the Annual Meeting. The Proxy may be revoked at any time prior to the time that it is voted at the Annual Meeting. June 12, 2000 was fixed by the Board of Directors as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on June 12, 2000 will be entitled to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your Proxy Card.

                                           BY ORDER OF THE BOARD OF DIRECTORS
                                           Douglas L. Becker
                                           Secretary

Baltimore, Maryland
June 26, 2000

                         SYLVAN LEARNING SYSTEMS, INC.
                             1000 Lancaster Street
                           Baltimore, Maryland 21202
                                (410) 843-8000

                                PROXY STATEMENT

                                 INTRODUCTION

     This Proxy Statement and the accompanying proxy are furnished to stockholders of Sylvan Learning Systems, Inc. ("Sylvan") in connection with the solicitation of proxies by Sylvan's Board of Directors to be used at the Annual Meeting of Stockholders described in the accompanying notice and at any adjournments thereof (the "Annual Meeting"). The purpose of the Annual Meeting is to: 1) elect three (3) directors of the Company, 2) ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000 and 3) transact such other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are first being sent to stockholders on or about June 26, 2000.

     The record of stockholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on June 12, 2000 (the "Record Date"). On the Record Date, there were outstanding and entitled to vote 41,911,912 shares of Common Stock, par value $.01 per share (the "Sylvan Common Stock").

     The presence, in person or by proxy, of the holders of a majority of the shares of Sylvan Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. In the election of directors, each share of Sylvan Common Stock may be voted for as many individuals as there are directors to be elected. Votes may only be cast "FOR" the election of a director; cumulative voting is not permitted. Those individuals receiving the highest number of votes "FOR" election to the Board of Directors shall be considered duly elected. For all matters except the election of directors, each share is entitled to one vote. The affirmative vote of a majority of the shares of Sylvan Common Stock present in person or represented by proxy at the Annual Meeting is required for approval and/or ratification of all matters (other than the election of directors) being submitted to the stockholders for their consideration. An automated system administered by Sylvan's transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

     This solicitation is being made primarily by mail, but directors, officers and employees may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. No compensation will be paid by the Company in connection with the solicitation of proxies, except that the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

Voting By Proxy

     The Board of Directors has selected R. Christopher Hoehn-Saric and Douglas
L. Becker, and each of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted at the Annual Meeting. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person, whether or not he has previously given a proxy.

     With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to approve and ratify the appointment of Ernst & Young LLP as Sylvan's independent auditors for the fiscal year ending December 31, 2000, stockholders may (i) vote "for", (ii) vote "against" or (iii) abstain from voting as to such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted "FOR" the election of each of management's nominees for director and to approve and ratify the appointment of Ernst & Young LLP as Sylvan's independent auditors. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

     Stockholders who do not expect to attend the Annual Meeting in person are urged to execute and return the enclosed proxy card promptly. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the Annual Meeting. Any stockholder also may be represented by another person at the Annual Meeting by executing a form of proxy designating such person to act on the stockholder's behalf at the Annual Meeting.

I.   ELECTION OF SYLVAN DIRECTORS

     The Board of Directors is comprised of eight persons separated into three classes, with each class serving a three-year term. R. William Pollock and J. Phillip Samper currently serve in Class III and are subject to re-election for a three-year term beginning at the 2000 Annual Meeting. Mr. Pollock is nominated for re-election, however, Mr. Samper has decided not to seek re-election, and the Board has nominated Michael S. Gross in his place. In addition, the Board has nominated Laurence M. Berg to fill the vacant Class III director position. Two directors serve in Class II and are subject to re-election for a three-year term beginning at the 2002 Annual meeting. Three directors serve in Class I and are subject to re-election for a three-year term beginning at the 2001 Annual meeting. As of the date of this proxy statement there is a vacancy in Class II which has existed since 1999.

     The individuals receiving the highest number of votes "FOR" election to the Board of Directors will be considered duly elected.

     The Board of Directors unanimously recommends that stockholders vote "FOR" its three nominees for Directors.

Information Concerning Nominees

     The following table presents information concerning persons nominated by the Board of Directors for election at the Annual Meeting as Class III directors of the Company. Data with respect to the number of shares of the Sylvan Common Stock beneficially owned by each of the nominees, directly or indirectly, appears on page 14 of this Proxy Statement.

                                                 Nominated For           Principal Occupation, Directorships with
     Name and Age         Director Since         Term Expiring           Public Companies and other Information
     ------------         --------------         -------------           ----------------------------------------
R. William Pollock         December 1995      2003 Annual Meeting     Mr. Pollock has been a Director of the Company since
  (71)                                                                December 1995.  Mr. Pollock serves as Chairman of the
                                                                      Board of Drake Holdings Limited, a company which owns
                                                                      interests in various businesses throughout the world . He is lso one of the prior owners of Drake Prometric, L.P., acquired by the Company in 1995 and sold in 2000.

Laurence M. Berg                              2003 Annual Meeting     Mr. Berg has been principal with Apollo Advisors, L.P.
(34)                                                                  since 1995, which together with its affiliates, serves as
                                                                      managing general partner of Apollo Investment Funds private securities investment funds. Mr. Berg is also a director of
                                                                      Berlitz International, Inc., Continental Graphics Holdings,
                                                                      Inc. and Rent-a-Center, Inc.

Michael S. Gross                              2003 Annual Meeting     Mr. Gross is one of the founding principals in 1992 of Apollo
(38)                                                                  Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds,
                                                                      private securities investment funds. Mr. Gross is also
                                                                      director of Allied Waste Industries, Converse, Inc., Encompass
                                                                      Services Corporation, Pacer International, Inc., Rare Medium
                                                                      Group, Inc., Saks, Inc. and United Rentals, Inc.


Information Concerning Continuing Directors

                                                     Term
                                                     ----                Principal Occupation, Directorships with
     Name and Age            Director Since        Expiring              Public Companies and other Information
     ------------            --------------      -------------           ----------------------------------------
R. Christopher Hoehn-Saric    December 1986       2002 Annual             Mr. Hoehn-Saric has served as Chairman and Co-Chief
 (37)                                              Meeting                Executive Officer since April 1993 and was president of
                                                                          Sylvan from 1988 until 1992. He has been a Director of
                                                                          Sylvan since December 1986. He is a principal in Sterling
                                                                          Capital, Ltd. ("Sterling"), the investment partnership
                                                                          that led the 1986 acquisition of KEE Incorporated (the
                                                                          predecessor of Sylvan). He is also a co-founder of Health
                                                                          Management Corporation, a health services company. Before
                                                                          becoming Sylvan's President, Mr. Hoehn-Saric was involved
                                                                          in Sterling's acquisition of several distribution,
                                                                          broadcasting and photography businesses. Mr. Hoehn-Saric
                                                                          also serves as a director of Caliber Learning Network,
                                                                          Inc.

Donald V. Berlanti            February 1987       2002 Annual             Mr. Berlanti has been a Director of Sylvan since
  (62)                                             Meeting                February 1987.  Since 1975, Mr. Berlanti has been
                                                                          involved in the ownership and management of several
                                                                          businesses, including radio stations, a chain of
                                                                          convenience and greeting card stores and real estate
                                                                          development companies.

Douglas L. Becker             December 1986       2001 Annual             Mr. Becker has been President and Co-Chief Executive
  (34)                                             Meeting                Officer of Sylvan since April 1993.  From February
                                                                          1991 until April 1993, Mr. Becker was the Chief Executive
                                                                          Officer of the Sylvan Learning Center Division of Sylvan.
                                                                          He has been a Director of Sylvan since December 1986. Mr.
                                                                          Becker was a co-founder of Health Management Corporation
                                                                          and is a co-founder of Sterling. From January 1987 to
                                                                          February 1991, Mr. Becker directed KEE's marketing and
                                                                          sales. Mr. Becker also serves as a director of Caliber
                                                                          Learning Network, Inc.

James H. McGuire              December 1995       2001 Annual             Mr. McGuire has been a Director of the Company since
  (56)                                             Meeting                December 1995.  Mr. McGuire serves as President of
                                                                          NJK Holding Company, which controls the interests of
                                                                          Nasser J. Kazeminy (one of the prior owners of Drake
                                                                          Prometric, L.P., acquired by the Company in 1995 and sold
                                                                          in 2000) in various businesses throughout the country.

Rick Inatome                  June 1997           2001 Annual             Mr. Inatome has been a Director of the Company since
  (46)                                             Meeting                June 1997.  Mr. Inatome became the CEO of ZapMe!
                                                                          Corporation in September, 1999. From 1993 to 1999, Mr.
                                                                          Inatome was Chairman of Inacom Corporation, a technology
                                                                          services firm. Mr. Inatome also serves as a director of
                                                                          Atlantic Premium Brands, R.L. Polk, Saturn Electronic and
                                                                          AAA.

Information Regarding the Sylvan Board, Committees and Remuneration

     During calendar year 1999, there were three regular meetings and one special meeting of the Board of Directors of Sylvan. Each director attended at least 80% of the combined total number of meetings of the Board and Board Committees of which he was a member, except for R. William Pollock, who attended one of the three meetings. The Sylvan Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with Sylvan's independent accountants to review whether satisfactory accounting procedures are being followed by Sylvan, whether its internal accounting controls are adequate and to monitor non-audit services performed by the independent accountants and review fees charged by the independent accountants. The Audit Committee also recommends to the Board of Directors the selection of independent accountants. During 1999, non-employee directors James H. McGuire, Donald V. Berlanti and J. Phillip Samper were the members of the Audit Committee. There were two meetings of the Audit Committee during fiscal year 1999.

     The Compensation Committee establishes the compensation for executive officers of Sylvan and generally reviews benefits and compensation for all officers and employees. It also administers Sylvan's stock option plans. During 1999, non-employee directors Donald V. Berlanti, James H. McGuire and J. Phillip Samper were the members of the Compensation Committee, which met on two occasions. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission (the "SEC"), is included in this Proxy Statement.

     Directors who are not employees of Sylvan and are not contractually prohibited receive compensation of $15,000 per year for service on the Sylvan Board or any committee thereof, and all directors are reimbursed for their out-of-pocket expenses in connection with attending meetings. Under the 1998 Stock Incentive Plan, each non-employee director who is not contractually prohibited, upon appointment, election or re-election to the Sylvan Board, and continuation of service on the Sylvan Board as of the anniversary of election or appointment will, upon election/appointment and on each anniversary thereof, is granted an option to purchase 5,000 shares of Sylvan Common Stock at an exercise price equal to the fair market value of the stock on the date of the grant.

Section 16(a) Beneficial Ownership Reporting Compliance

     We believe that all our Directors and Executive Officers and other stockholders who may own 10% or more of Sylvan Common Stock have complied with the requirements of the Securities and Exchange Commission to report ownership and transactions which change ownership.

Certain Relationships and Related Transactions

     In June of 1999, the Company granted options to Messrs. Becker and Hoehn-Saric to purchase 12% of the outstanding shares of Sylvan's international university venture upon formation of such corporate entity at a strike price 10% greater than the June 1999 fair market value share price. The options will be fully vested at the grant date and expire three years from the date of issue.

     Relationships with Caliber Learning Networks, Inc. Douglas L. Becker and R. Christopher Hoehn-Saric, Co-Chief Executive Officers and Directors of Sylvan concurrently serve as directors of Caliber. Sylvan owns 1,227,393 shares of Caliber Common Stock and 5,167,328 shares of 6% Non-Voting Convertible Preferred Stock convertible into Common Stock on a share-for-share basis beginning in May 2000. Messrs. Becker and Hoehn-Saric in the aggregate own 1,866,152 shares of Caliber Common Stock.

     Under an Intercompany Management and Facility Use Agreement between Sylvan and Caliber, Sylvan provides Caliber with the use of certain facilities for Caliber's corporate offices in Baltimore, Maryland, and certain administrative support and executive management services, including financial management; tax and accounting services; legal services; management information services; and human resources support. During 1999, Caliber paid Sylvan $2.0 million for these facilities and services. This Agreement was renewed for an additional year in December 1999.

     Under a Testing Center Management and CBT Services Agreement between Caliber and Sylvan, Caliber has assumed management and responsibility for all obligations and operations of certain Sylvan Testing Centers

("STCs") and to deliver computer-based testing services on behalf of Sylvan at those STCs through December 31, 2000. These facilities may be converted into classrooms capable of receiving Caliber programs. The Company pays Caliber a fixed amount per month to manage these STCs and an additional fee per test delivered above a specified number of tests. During 1999, the Company paid approximately $4 million in fees and other compensation under this Agreement. This agreement was terminated in February 2000.

     Relationship with ZapMe! Corporation. In March 1999, the Company entered into a Products and Services Agreement with ZapMe! Corporation and subsequently acquired 600,000 shares of Series D Preferred Stock. Sylvan was also granted a warrant to purchase an additional 150,000 shares of ZapMe! at $5 per share. In addition, certain of the Company's directors and officers acquired 581,127 shares of Series D Preferred Stock. Mr. Becker joined the Board of Directors of ZapMe! Corporation in April 1999 and became a member of the Compensation Committee. Mr. Becker received 20,000 options at $4 per share as his board compensation.

     Mr. Inatome joined ZapMe! Corporation in September 1999 as its Chief Executive Officer. On October 20, 1999, ZapMe! Corporation effected its Initial Public Offering and the Company acquired another 150,000 shares of common stock. All Series D Preferred Stock converted share for share into shares of common stock of ZapMe! Corporation.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

    The Compensation Committee consists of Messrs. Berlanti, Samper and McGuire. None of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.

Compensation of Executive Officers and Directors

    Compensation of Executive Officers. The following table shows for the years ended December 31, 1999, 1998 and 1997, compensation paid by Sylvan, including salary, bonuses, stock options, and certain other compensation, to its Co-Chief Executive Officers and each of its four other most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Long-Term
                                                                                               Compensation
                                                         Annual Compensation                      Awards
                                            ----------------------------------------------     --------------
                                                                            Other Annual
                                                                                 $               Shares            All Other
            Name and                             Salary        Bonus        Compensation        Underlying       Compensation $
       Principal Position              Year          $            $              (1)             Options (#)            (2)
---------------------------------     ------     --------     ---------    ---------------     --------------    ----------------
R. Christopher Hoehn-Saric             1999      331,250       300,000              6,600                  -                   -
  Chairman of the Board, Co-Chief      1998      300,000            (3)             6,600            782,328           1,852,787
  Executive Officer and Director       1997      254,167       125,000              6,600                  -           6,958,618

Douglas L. Becker                      1999      331,250       300,000              6,600                  -                   -
  President, Co-Chief Executive        1998      300,000            (3)             6,600            782,328           1,852,787
  Officer and Director                 1997      254,167       125,000              6,600                  -           6,958,509

B. Lee McGee                           1999      231,250       200,000              6,600                  -                   -
  Senior Vice President and            1998      200,000            (3)             6,600            396,134           1,160,049
  Chief Financial Officer              1997      154,167        75,000              6,600                  -           1,008,272

Steven Hoffman (4)                     1999      245,000       147,000              6,600                  -              21,820
  President                            1998      230,416        63,000              6,600                  -              18,085
  Sylvan Prometric Division            1997      219,738        58,000              6,600                  -             132,193

Peter Cohen                            1999      224,167        90,300              6,600            105,000                   -
  President                            1998      210,000        67,200              6,600                  -             140,750
  Learning Services Division           1997      210,000        28,000              6,600                  -              55,515

Martin Bean (4)                        1999      204,167        77,510              6,600                  -               9,439
  Executive Vice President             1998      200,000       100,946              6,600                  -               7,741
  Sylvan Prometric Division            1997      116,667        13,370              6,600             90,000              81,101

     (1) The amounts in this column represent automobile allowances for all of the officers.
     (2) The amounts in this column represent stock option exercises by Messrs. Hoehn-Saric, Becker, McGee, Cohen and Bean, relocation compensation for Messrs. Hoffman, Cohen and Bean and interest forgiven on loans to Messrs. Hoffman and Bean.
     (3) The Company's Executive Officers are offered the alternative of receiving stock options in lieu of the cash bonus earned. The formula for calculating the number of shares is to divide the cash bonus earned by the share price of Sylvan Common Stock and to multiply the result by a factor of five. These options are fully vested on grant.
     (4) Messrs. Hoffman and Bean terminated employment with Sylvan upon the sale of the Prometric, Inc. subsidiary in March of 2000.

    Option Grants in Last Fiscal Year. The following table sets forth certain information relating to options granted to the Named Executive Officers to purchase shares of Sylvan Common Stock during 1999.


                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------------------

                               Number of       Percent of                                         Potential Realizable
                                                                                                        Value at
                                                                                                Assumed Annual Rates of
                               Securities     Total Options                                             Stock
                               Underlying                        Exercise
                                   &           Granted To          or                           Price Appreciation for
                                Options       Employees in      Base Price     Expiration             Option Term
           Name                 Granted        Fiscal Year      Per Share         Date             5%             10%
---------------------------    -----------    --------------    -----------    -----------     -----------    ------------
R. Christopher Hoehn-Saric              -                 -              -              -               -               -
Douglas L. Becker                       -                 -              -              -               -               -
B. Lee McGee                            -                 -              -              -               -               -
Steven Hoffman (3)                      -                 -              -              -               -               -
Peter Cohen                         5,000           *               $21.16        4/20/09       $  66,537     $   168,618  (1)
                                  100,000                 6%         13.11       12/13/09         824,481       2,089,396  (2)
Martin Bean (3)                         -                 -              -              -               -               -

*Represents less than one percent of the outstanding Sylvan Common Stock

(1) The assumed rate of appreciation of 5% and 10% would result in a stock price of $34.47 and $54.88, respectively.
(2) The assumed rate of appreciation of 5% and 10% would result in a stock price of $21.35 and $34.00, respectively.
(3) Messrs. Hoffman and Bean terminated employment with Sylvan upon the sale of the Prometric, Inc. subsidiary in March of 2000.

     The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential gains to optionees are mandated by the rules of the SEC and do not represent Sylvan's prediction of future stock performance.

    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 1999 for the Named Executive Officers. Value is considered to be, in the case of exercised options, the difference between exercise price and market price on the date of exercise and, in the case of unexercised options and exercisable options, the difference between exercise price and market price at December 31, 1999.

                                                           Number of                  Value of
                                 Shares                    Securities               Unexercised
                               Acquired                    Underlying               In-the-money
                                 Upon         Value        Unexercised                Options @
          Name                 Exercise      Realized     Options @ YE (1)           Year End (1)
--------------------------   ------------  -----------  --------------------       -----------------
R. Christopher Hoehn-Saric          -             -            1,473,078   (E)     $3,961,350  (E)
                                                                 517,500   (U)              -  (U)
Douglas L. Becker                   -             -            1,473,078   (E)     $3,961,350  (E)
                                                                 517,500   (U)              -  (U)
B. Lee McGee                        -             -              352,259   (E)     $  160,650  (E)
                                                                 218,250   (U)              -  (U)
Steven Hoffman (2)                  -             -              101,250   (E)     $        -  (E)
                                                                  67,500   (U)              -  (U)
Peter Cohen                         -             -               91,250   (E)     $        -  (E)
                                                                 172,500   (U)              -  (U)
Martin Bean (2)                     -             -               36,000   (E)     $        -  (E)
                                                                  54,000   (U)              -  (U)

(1)  (E) = Exercisable; (U) = Unexercisable

(2) Messrs. Hoffman and Bean terminated employment with Sylvan upon the sale of the Prometric, Inc. subsidiary in March of 2000.

Employment Contracts

    Messrs. Becker and Hoehn-Saric have employment contracts with the Company, with terms ending December 31, 2000.

Director's Compensation

     Directors who are not employees of the Company and are not prohibited by contract from accepting such compensation (current directors Mr. Pollock and Mr. McGuire are prohibited due to the sale of Drake Prometric L.P. to the Company) receive an annual fee of $15,000 and options to acquire 5,000 shares of Common Stock granted annually the day of the annual Shareholder's meeting at a grant price equal to the closing price on the date of the annual meeting. These options are granted under the 1998 Stock Incentive Plan and are fully vested at grant. All directors are reimbursed for their expenses.

Compensation Committee Report

         Introduction. The Compensation Committee consists of three outside directors, none of whom has ever been an officer or employee of the Company. The function of the Compensation Committee is to recommend to the Board of Directors policies regarding the Company's compensation of, and to recommend specific compensation for, the Company's executive officers. The Compensation Committee's responsibilities also include administering the Company's stock option plans and making decisions regarding option grants to officers and other key employees. The Compensation Committee also periodically reviews the Company's employee benefit plans that are intended to qualify under Section 401 of the Internal Revenue Code to determine whether any changes to those plans may be appropriate. The Compensation Committee meets at least once a year to review management performance and compensation and to recommend to the Board bonuses and option grants for current personnel. The Compensation Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions.

     Compensation Philosophy and Approach. The principal elements of the Company's Executive Compensation Program consist of both annual and long-term compensation, including base salary and annual incentive cash bonuses and, at appropriate times, long-term incentive compensation in the form of stock options. The Committee has put primary emphasis on long-term incentive stock options based upon their belief that Messrs. Hoehn-Saric and Becker, the Co-Chief Executive Officers, should have a significant portion of their compensation contingent upon increases in the market price of Sylvan Common Stock. Aided by the review of a management consulting firm, the Compensation Committee continues to believe that this approach and philosophy is appropriate.

     Base Salaries. The Company's executive officer base salary levels are submitted for approval by the Board based on the Compensation Committee recommendations. In establishing compensation for the Company's executive officers, the Compensation Committee utilized recommendations of a management consulting firm. Based on the management consulting firm's analysis of executive compensation, the salary of each Co-CEO was set at $300,000 in 1998 and 1999, compared to $254,167 in 1996 and 1997.

     Annual Incentive Cash Bonus. In addition to base salaries, executive officers of the Company are eligible to receive annual cash bonuses, at the discretion of the Board of Directors. Cash bonuses are determined on the basis of (a) the overall financial performance of the Company and (b) annual personal performance objectives for each officer, established by the Compensation Committee at the beginning of the year.

     As a result of the recommendations of a management consulting firm, the Company's executive officers are offered the alternative of receiving stock options in lieu of the cash bonus earned. The formula for senior officers is to divide the cash bonus earned by the share price of Sylvan Common Stock and to multiply the result by a factor of five. These options are fully vested on grant.

     Long-term Incentive Stock Options. Options are granted to executive officers and other key employees whom the Compensation Committee determines to be important to the future growth and profitability of the Company. Based upon performance criteria similar to those applicable to the cash bonus payment, the Compensation Committee determines the employees to whom options will be granted, the number of shares covered by each grant and the exercise price and vesting period for each grant. The Compensation Committee typically grants stock options with relatively long vesting periods, creating strong incentives for recipients of stock option grants to remain in the employ of the Company.

     Messrs. Hoehn-Saric and Becker, the Co-Chief Executive Officers and Mr. McGee, the Chief Financial Officer, had been entitled to annual stock option grants under the Company's 1993 Management Stock Option Plan based on the Company's performance as compared to profitability targets established by the Compensation Committee. In 1996, the 1993 Management Stock Option Plan was discontinued, and in 1996 and 1997 Messrs. Hoehn-Saric, Becker and McGee received grants from the stockholder-approved 1996 Senior Management Stock Option Plan. In 1998, Messrs. Hoehn-Saric, Becker and McGee received grants from the 1998 Stock Incentive Plan. No option grants were made in 1999.

     Equity Position in Caliber Learning Network, Inc. In July of 1996, the Board of Directors approved the formation of an entity to pursue an opportunity identified by the executive officers to establish an international distribution network of adult professional education services. The Board considered many options for how to best structure the entity to pursue this opportunity. Aided by the review of the consulting firm of the Co-CEOs' compensation, it was concluded that the Co-CEOs should be entitled to purchase an equity ownership of 35% (17.5% each) of the entity as part of their overall compensation package. Subsequently, the Board and Co-CEOs concluded that securing a strategic partner for pursuing this opportunity was critical. In October 1996, Caliber Learning Network, Inc. ("Caliber") was established, with MCI as the strategic partner and investor. The Co-CEOs' equity ownership was diluted, based on MCI's investment, to 28% (14% each) in October 1996. Messrs. Becker and Hoehn-Saric receive no additional compensation as members of Caliber's board of directors or as a result of their executive positions in Caliber. In May 1998 Caliber completed the initial public offering of its Common Stock.

     Equity Position in Sylvan's International University Venture. In June of 1999, Messrs. Hoehn-Saric and Becker were granted options in the international university venture upon formation in the amount of six percent each of the total outstanding shares at formation at a strike price ten percent greater than the June 1999 fair market value share price. The options will be fully vested at the grant date and expire three years from the date of issue.

     Co-CEOs' and President's Compensation. Mr. Hoehn-Saric has served as Chief Executive Officer and Chairman of the Board since April 1993, and served as President from 1988 to 1993. Mr. Becker has served as President of the Company since April 1993, and served as CEO of the Sylvan Learning Center division of the Company from February 1991 to April 1993. In December 1995, Mr. Becker was named Co-Chief Executive Officer of the Company and continues to serve as President of the Company.

     Messrs. Becker and Hoehn-Saric have employment agreements with the Company, with terms ending December 31, 2000.

     Messrs. Hoehn-Saric and Becker, the Co-CEOs, may earn incentive cash bonuses based on the Company's actual annual financial performance as compared to the annual operating budget and the accomplishment of specific objectives established at the beginning of the year by the Compensation Committee. Financial performance accounts for 80% of the potential bonus and the remaining 20% is based on the subjective determination by the Compensation Committee as to accomplishment of the specific objectives. A financial performance bonus may be paid if at least 80% of the financial performance objectives are achieved but is reduced from the target bonus amount by a formula based on the percentage of the financial performance objectives that are actually achieved. A bonus of up to 150% of the target bonus amount can be earned if actual financial performance results were 200% of the objectives.

     In March 1999, the Compensation Committee recommended, and the Board of Directors approved, cash bonuses for Messrs. Hoehn-Saric and Becker of $300,000 each. These bonuses were based on financial performance and accomplishment of specific objectives in 1998 as described above. Both of Messrs. Hoehn-Saric and Becker as well as Mr. McGee elected to receive their bonuses in stock options rather than cash, in accordance with the formula described above. The Compensation Committee has recommended no bonus payment to Messrs. Hoehn-Saric and Becker for 1999.

                                              Mr.  Donald V. Berlanti--Chairman
                                              Mr. James H. McGuire
                                              Mr. J. Phillip Samper

Stock Performance Graph

     Under the SEC's rules, Sylvan is required to provide a five-year comparison of the cumulative total stockholder return on the Sylvan Common Stock with that of a broad equity market index and either a published industry index, or a Sylvan-constructed peer group index.

     The following graph compares the cumulative total stockholder return on the Sylvan Common Stock during the period beginning January 1, 1995 and ending December 31, 1999, with the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (US Companies), and a Sylvan constructed peer group index. The issuers included in this peer group index are Strayer Education, Inc. (STRA), Apollo Group, Inc. (APOL), Devry, Inc. (DVRV) and Berlitz Intl. (BTZ). The comparison assumes $100 was invested on January 1, 1994 in the Sylvan Common Stock and in each of the foregoing indices. It also assumes reinvestment of dividends.

     In previous proxy statements, the Sylvan constructed peer group index included National Education Corporation, Berlitz International, and Education Alternatives, Inc. These two companies no longer trade as public companies and have been replaced with Strayer Education and Apollo Group.

     Sylvan does not make, nor does it endorse, any predictions as to future stock performance.


                COMPARISON OF 5 YEAR CUMMULATIVE TOTAL RETURN-
                     AMONG SYLVAN LEARNING SYSTEMS, INC.,
            THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

SYLVAN LEARNING SYS INC

                                            Cumulative Total Return
                                 ----------------------------------------------
                                  12/94   12/95   12/96   12/97   12/98   12/99


SYLVAN LEARNING SYSTEMS, INC.    100.00   150.63  216.46  296.20  347.47  148.10
PEER GROUP                       100.00   281.72  504.11  729.56  944.23  563.93
NASDAQ STOCK MARKET (U.S.)       100.00   141.34  173.90  213.07  300.43  555.99

Sylvan Management

   Executive Officers and Directors. The executive officers and directors of Sylvan are:

Directors



             Name                     Age              Position
     -------------------------------- ---  ----------------------------------

     R. Christopher Hoehn-Saric....... 37  Co-Chief Executive Officer and
                                           Chairman of the Sylvan Board

     Douglas L. Becker................ 34  Co-Chief Executive Officer,
                                           President; Secretary; Director

     Donald V. Berlanti(1)(2)......... 62  Director, Chairman of the
                                           Compensation Committee

     J. Phillip Samper(1)(2).......... 65  Director

     James H. McGuire(1)(2)........... 56  Director, Chairman of the Audit
                                           Committee

     R. William Pollock............... 71  Director

     Rick Inatome..................... 46  Director

     Laurence M. Berg................. 34  Director

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

Executive Officers

             Name                     Age              Position
     -------------------------------- ---  ------------------------------------

     B. Lee McGee..................... 44  Executive Vice President and Chief
                                           Financial Officer; Treasurer

     Steven Hoffman................... 47  President--Sylvan Prometric Division

     Peter Cohen...................... 45  President--Learning Services Division

     Martin Bean...................... 34  Executive Vice President - Sylvan
                                           Prometric Division

     Information relating to Sylvan's executive officers (other than Messrs. Hoehn-Saric and Becker) is set forth below. See "Information Concerning Nominees" and "Information Concerning Continuing Directors" above for information relating to Messrs. Hoehn-Saric and Becker and the other Sylvan directors.

     B. Lee McGee. Mr. McGee has been Chief Financial Officer of Sylvan or its predecessor entities since 1987. In December 1997, Mr. McGee was also named Executive Vice President of the Company.

     Martin Bean. Mr. Bean has been the Executive Vice President of Sylvan Prometric Division since 1997. Prior to joining Sylvan, Mr. Bean held the position of Vice President of Sales and Marketing Development for Novell, Inc.

     Steven Hoffman. Mr. Hoffman has been the President of Sylvan Prometric since September 1996. Prior to joining Sylvan, Mr. Hoffman was the Vice President of Operations for the Computer Task Group, a consulting and outsourcing firm serving the IT industry. Prior to that time, he held various positions for International Business Machines, Corp.

     Peter Cohen. Mr. Cohen has been the President of the Learning Center Division since September 1996. Prior to joining Sylvan, he was the Chief Executive Officer of The Pet Practice, an 85 hospital veterinary business. He also served as Vice President of Sales for National Media Corporation and Senior Vice President of Corporate Operations for Nutri-System Weight Loss Centers.

     There are no family relationships among any of the executive officers or directors of Sylvan. Executive Officers of Sylvan are elected by the Sylvan Board on an annual basis and serve at the discretion of the Sylvan Board.

Stock Ownership of Certain Beneficial Owners, Directors and Management

    The following table sets forth information regarding the beneficial ownership of Sylvan Common Stock as of May 30, 2000 by (i) each person who owns beneficially more than 5% of Sylvan Common Stock, (ii) each of the director nominees and directors of Sylvan, (iii) the Co-Chief Executive Officers and each of the Named Executive Officers and (iv) all directors and Executive Officers as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                                  Beneficially Owned

                                Name (1)                        Number        Percent
-----------------------------------------------------------  --------------  ----------
Donald V. Berlanti (2)                                               58,625          *
Douglas L. Becker (3)                                             2,316,508       4.59
R. Christopher Hoehn-Saric (3)                                    2,345,905       4.65
R. William Pollock                                                3,274,842       6.50
J. Phillip Samper (4)                                                62,304          *
James H. McGuire                                                          -          -
Rick Inatome (5)                                                     12,500          *
Laurence M. Berg                                                          -          -
B. Lee McGee (6)                                                    570,509          *
Steven Hoffman (7)                                                  181,012          *
Martin Bean (8)                                                      94,027          *
Peter Cohen (9)                                                     263,750          *
T. Rowe Price Associates, Inc. (10)                               3,702,600       7.34
Brown Brothers Harriman & Co. (11)                                3,156,286       6.26
Paine Webber Incorporated (12)                                    2,896,047       5.74
State Street Bank and Trust Company (13)                          4,353,899       8.64
All directors and Executive Officers as a group (12 persons)      9,179,982       18.2

* Represents beneficial ownership of not more than one percent of the outstanding Sylvan Common Stock
(1) The address of each stockholder listed in this table is c/o Sylvan Learning Systems, Inc., 1000 Lancaster Street, Baltimore, MD 21202, except as otherwise noted.
(2)  Includes options to purchase 58,625 shares of Sylvan Common Stock.
(3)  Includes options to purchase 1,990,578 shares of Sylvan Common Stock.
(4)  Includes options to purchase 55,125 shares of Sylvan Common Stock.
(5)  Includes options to purchase 12,500 shares of Sylvan Common Stock
(6)  Includes options to purchase 570,509 shares of Sylvan Common Stock
(7)  Includes options to purchase 168,750 shares of Sylvan Common Stock
(8)  Includes options to purchase 90,000 shares of Sylvan Common Stock
(9)  Includes options to purchase 263,750 shares of Sylvan Common Stock
(10) Derived from a Schedule 13G filed by this stockholder on February 14, 2000. 293,200 shares only with sole voting power. The address of this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.
(11) The address of this stockholder is 63 Wall Street, 8th Floor, New York, New York 10005
(12) The address of this stockholder is 1000 Harbor Blvd., Weehawken, NJ 07087.
(13) The address of this stockholder is 1776 Heritage Drive, Global Corporate Action Unit JAB 5NW, No. Quincy, MA 02171.

II.  AUDITOR CONFIRMATION

     The Sylvan Board of Directors, pursuant to the recommendation of its Audit Committee, has selected Ernst & Young LLP, independent auditors, to examine and audit the financial statements of Sylvan for the fiscal year ending December 31, 2000. Ernst & Young LLP has served as independent auditors of Sylvan since 1991. A partner of the firm is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so.

     In 1999, Ernst & Young LLP performed various professional services for Sylvan. These included completion of the examination of the 1998 financial statements for Sylvan, other review work of required filings with the SEC, preliminary work on the examination of the 1999 financial statements, consultation on corporate tax returns and other consultation with Sylvan personnel on accounting, tax and related matters.

     The affirmative vote of a majority of the shares of Sylvan Common Stock present in person or represented by proxy at the Annual Meeting is required for ratification of the selection of Ernst & Young LLP as Sylvan's independent auditors.

     The Board of Directors unanimously recommends that the stockholders vote "FOR" the ratification of the selection of Ernst & Young LLP as Sylvan's Independent Auditors.

III. OTHER MATTERS


     The Board of Directors knows of no other matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters in accordance with their judgment as to the best interests of Sylvan.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at Sylvan's 2000 Annual Meeting must have been received by Sylvan's Secretary not later than December 20, 1999 for inclusion in this proxy statement and proxy. No such proposals were received. Any stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by Sylvan's Secretary no later than December 20, 2000, for inclusion in the proxy statement and proxy relating to the 2001 Annual Meeting.

                                 MISCELLANEOUS

     A copy of the Sylvan's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing Investor Relations, Sylvan Learning Systems, Inc., 1000 Lancaster Street, Baltimore, Maryland 21202 or by telephoning (410) 843-8000.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Douglas L. Becker
                                             Secretary

Baltimore, Maryland
June 26, 2000

                         SYLVAN LEARNING SYSTEMS, INC.

Dear Stockholder:

Please take note of the important information with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed prepaid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, July 18, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Douglas L. Becker
Secretary



                 .FOLD AND DETACH HERE AND READ REVERSE SIDE.




                                     PROXY
                         SYLVAN LEARNING SYSTEMS, INC.
               1000 Lancaster Street, Baltimore, Maryland 21202

The undersigned hereby constitutes and appoints R. Christopher Hoehn-Saric and Douglas L. Becker, and each of them, as Proxies for the undersigned, with full power to appoint their substitutes, and authorizes each of them to represent and to vote all shares of Common Stock of Sylvan Learning Systems, Inc. (the "Company") held by the undersigned as of the close of business on June 12, 2000 at the Annual Meeting of Stockholders to be held at the Hyatt Regency Baltimore, 100 Light Street, Baltimore, Maryland 21202, on Tuesday, July 18, 2000 at 10:00 a.m., local time, and at any adjournments or postponements thereof.


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]





  PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED
                                   ENVELOPE.